EXHIBIT 99.1
Good afternoon, I am Joe Steinberg, Chairman of HomeFed Corporation. Welcome to the 2011 annual shareholders meeting. Please allow me to introduce HomeFed’s directors and officers.

Since we met last year, the economy has continued a tentative and uneven recovery. Asset prices, except for housing, have rebounded sharply but unemployment remains high and financial distress is simmering below the surface for too many American families. Housing starts remain at levels not seen since 1959, the year the government started keeping track. We hit a peak in 2005 with 2.1MM  housing starts. In 2010, it was just 600,000, a drop of more than 70%. We aren't sure when we will get back to normal, or what "normal" is. Over the past 30 years, the US has averaged just over 1.4MM housing starts per year. 2011 will be lucky to see 600,000. We do know that our growing population will need a place to live, but whether in a single family home, a condo, or an apartment will depend on so many unknowns that we are afraid to speculate.

In this last cycle, peak building permits for San Diego occurred in 2003 at 18,000 units per year. In 2010 just 3,500 permits were pulled -  an 80 percent drop. While this sounds awful, many markets had bigger drops. With the high paying jobs that come from home construction, it seems hard to envision a sustainable economic recovery that doesn't include housing as an important component.

Government efforts to end the housing hangover have been about as effective as the levies along the Mississippi. Last summer the government was winding down an $8,000 tax credit program designed to jumpstart a housing market that had flat lined. It appeared to be successful and many economists and politicians patted themselves on the back for a job well done and pronounced the housing market on the road to recovery. But by the fall of 2010, within months of the expiration of the tax credit program, the residential market began to fall again and most people realized that the tax credit probably stole from future demand - housing's version of cash for clunkers.

Despite the bad news that continues to hit housing on a daily basis, there is no need for Prozac(tm) for our shareholders. HomeFed had a good 2010 for both sales and cash flow. For the year ended December 31, 2010, HomeFed had a $3.5MM profit on $35.9MM of revenue. This is inclusive of a painful $5.4MM write-off on a portion of the San Elijo Hills Towncenter. For the six months ended June 30, 2011, HomeFed had a loss of $1.3MM on $7.5MM of revenue.

With that preface, please allow me to give a more detailed update with regard to our primary assets.

Activity at San Elijo Hills continues to increase. The national builders are generally well capitalized with billions of dollars of cash on their balance sheets. They are selective about buying new inventory and generally adverse to developing their own lots, a lesson we are sure they will soon forget. These builders gravitate toward San Elijo Hills thanks to its quality and location. In 2009, we sold 32 single family lots to a national homebuilder after a long three year drought. They have been having good success in selling homes from $500,000 to  $600,000 and are almost sold out of this neighborhood. In 2010 two large builders purchased different neighborhoods within San Elijo Hills helping us get better price stratification for prospective buyers. One of these sales was our favorite 10 acre parcel in all of San Elijo Hills. It is a neighborhood of multi-family units that we sold in 2005 for $36MM, bought back in 2008 for $6M, and sold in the 4th quarter of 2010 for $18MM. Its a gem.

In addition to these sales, we sold 32 single family lots to a national builder in January 2011 and we have one other neighborhood of 59 single family lots under contract with a national homebuilder. This gives the community housing options from the high $300's to the low $800's.

Assuming this sale closes, San Elijo will have a remaining 266 single family lots and 30 multifamily units to sell.

The last development hurdle at San Elijo Hills is the Towncenter. We completed the first phase in 2009. This consisted of 11,000 square feet of retail and 12 condos. We have 80% of the retail units leased. The condos have been selling at a snail's pace but we did not feel the need to cut price by much. We have two units remaining, with one in escrow. The first phase of the Towncenter has two undeveloped pads; one for a bank site that was sold and under construction and the other for a daycare center. The daycare is in escrow and scheduled to close within a month.

Phase II of the Towncenter is still on hold and was the source of the $5.4MM write-off I referred to earlier. Since the original design is not financially feasible, we are considering an alternative plan. We intend to wait for the market to come to us and are not in a hurry.

In December 2010 HomeFed paid our San Elijo Hills minority shareholders a final debt payment of $7.8MM. The debt is gone, but the minority's profits interest remain. We are very grateful for the good relationship that we have with these partners.

In 2009, the other minority owner in the San Elijo Hills project filed a lawsuit against HomeFed alleging, among other things, breach of fiduciary duty and fraud. We believed that the case was without merit and were grateful that the judge agreed via a summary judgment that dismissed all his claims. The plaintiff has appealed the ruling.

In the City of Chula Vista, South of San Diego near the border with Mexico, we own 2,800 acres within the Otay Ranch. As part of an agreement signed in 2008, the City of Chula Vista agreed to process our entitlements on this land within two years of our submitting a complete application. We hope to be done early next year with approvals that will give us the right to develop up to 6,050 residential units and 1.8 million square feet of commercial space. The south San Diego county market is in rough shape and is still working off excess inventory. We won't be breaking ground on this project in the near term, but finalizing the entitlements will be a nice milestone.

Part of the land we own in Chula Vista was once home to a shooting range. We filed lawsuits to require the previous owners and operators of the shooting range to participate in the lead clean-up costs. Despite legal setbacks, we believe in our claim and continue to press forward with the litigation.

HomeFed also owns approximately 1,500 acres of vineyards in Madera County, north of Fresno.  When we purchased the vineyards out of bankruptcy in 2003, we envisioned a large master planned community on the site. Thankfully we did not rush forward with development. Instead, we spent our time and money litigating with the former owner and rejuvenating the vineyard. The lawyers and vineyard manager are happy. The litigation has now ended favorably for us and the vineyard has been doing very well. Our rejuvenation efforts are paying off as our yields are increasing and the low-priced commodity grapes that we farm are enjoying healthy price increases. We aren't sure if the price increases are because of bad weather or currency appreciation in Australia, domestic inflationary monetary policy, or enhanced consumption. Whatever the cause, we are very pleased with Rampage Vineyard. You can probably find some of our grapes in two-buck chuck.

We listed the vineyards for sale for $25MM last year but have not had a bite. With grape prices, production, and inflation likely moving up, we are happy to be patient. We will continue to consider development or a sale at the right price, but until then, enjoy the growing cash flow.

Finding new business opportunities the last few years has been challenging as banks have been reluctant to foreclose on borrowers and have been given wide latitude by regulators. Investment companies with optimism continue to be flush with cash. With that said, we are beginning to see more quality assets released from bank purgatory and we hope we have found a diamond in the rough. In January HomeFed purchased a promissory note for $11MM and immediately foreclosed on the collateral and took ownership of the 2,600 acre Fanita Ranch located in Santee, CA, 20 miles east of downtown San Diego.

Fanita Ranch was entitled by the previous owner in 2007 for 1,400 single family lots. Three environmental groups challenged the environmental impact report in 2008. The owner at the time faced the unlucky trifecta of mounting litigation, falling prices, and uncooperative lenders. Ultimately they were forced to file for bankruptcy. Early in 2011, we struck a deal to purchase the debt and foreclosed. The project is big, beautiful, and riddled with California development landmines. In other words, perfect for HomeFed. We have resumed the environmental litigation and expect many, many years of hard work, litigation, and finally profits.

We continue to maintain lots of cash on our balance sheet. Currently we have $67MM in relatively liquid assets. Otay and Fanita will need this cash in the future, but that doesn't mean we aren't looking for additional deals as we expect to continue selling off our remaining inventory of lots. We have the desire and the management capacity to add to our portfolio. Southern California is our preference, but we continue to look for deals in other markets.

Many news articles announce that the American dream of homeownership is dead. Congress is discussing reducing or eliminating the mortgage tax deduction and reducing Fannie and Freddie conforming loan limits. These two bunglers, together with Congress and Wall Street, caused much of the housing mess. Whatever happens in terms of housing policy, taxes and finance reform, there are sure to be many unintended consequences, some good and some bad. It is hard to predict what exactly will happen. We do know that credit markets will eventually recover and that private lenders will figure out how to fill a void left by government lenders. We are firm believers that Americans want to own a home, especially in San Diego. We think we have great projects and a bright future. Questions.